                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           Reunion Industries, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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Notes:

                           REUNION INDUSTRIES, INC.
                         11 Stanwix Street--Suite 1400
                        Pittsburgh, Pennsylvania 15222

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            To be Held May 15, 2001

                               ----------------

  Notice is hereby given that the Annual Meeting of the Stockholders of Reunion Industries, Inc., a Delaware corporation ("Reunion Industries"), will be held at Reunion Industries' offices, 11 Stanwix Street, Pittsburgh, Pennsylvania 15222 on Tuesday, May 15, 2001, at 10:00 A.M. local time, for the following purposes:

  1. To elect a board of eight directors to serve until the next Annual Meeting of stockholders or until their successors are elected;

  2. To reserve an additional 600,000 shares of common stock, per value $.01 per share, (the "Common Stock"), of Reunion Industries for issuance under the 1998 Stock Option Plan; and

  3. To consider and act upon such other business as may properly be presented to the meeting.

  Your Board of Directors recommends that you vote for all director nominees and for approval to reserve an additional 600,000 shares of Common Stock under the 1998 Stock Option Plan. The Board is not aware of any other proposals for the May 15, 2001 meeting.

  A record of stockholders has been taken as of the close of business on April 2, 2001, and only those stockholders of record on that date will be entitled to notice of and to vote at the meeting. A stockholders' list will be available at, and may be inspected during, the meeting.

  If you do not expect to be present at the meeting, please sign and date the enclosed proxy and return it promptly in the enclosed envelope which has been provided for your convenience.

                                          By Order of the Board of Directors
                                          /s/ Richard L. Evans
                                          Richard L. Evans
                                          Secretary

April 18, 2001

                           REUNION INDUSTRIES, INC.

                                PROXY STATEMENT

General

  This proxy statement is being mailed to stockholders commencing on or about April 23, 2001, in connection with the solicitation by the board of directors of Reunion Industries, Inc., a Delaware corporation ("Reunion Industries" or the "company"), of proxies to be voted at the Annual Meeting of Stockholders to be held at Reunion Industries' offices, 11 Stanwix Street, Pittsburgh, Pennsylvania 15222 on Tuesday, May 15, 2001, and at any adjournment thereof, for the purposes set forth in the accompanying Notice. Proxies will be voted in accordance with the directions specified thereon and otherwise in accordance with the judgment of the persons designated as proxies. Any signed proxy on which no direction is specified will be voted for the election of the nominees named herein to the board of directors and for the increase in the number of shares reserved for issuance under the 1998 Stock Option Plan. Any proxy may be revoked at any time before its exercise by delivery to the corporate secretary of a written revocation of the proxy or a duly executed proxy bearing a later date.

  Reunion Industries pays for the cost of soliciting proxies from stockholders. Reunion Industries also reimburses brokerage firms and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to stockholders and obtaining their proxies.

  As of April 2, 2001, the record date for the determination of stockholders entitled to vote at the annual meeting, there were 15,235,624 outstanding shares of common stock of Reunion Industries. Each share of common stock entitles the holder to one vote on all matters presented at the annual meeting.

                       PROPOSAL 1. ELECTION OF DIRECTORS

  At the annual meeting, the stockholders of Reunion Industries will be asked to vote for the election of eight directors to the board of directors of Reunion Industries. The candidates proposed for election at the annual meeting are Thomas N. Amonett, Charles E. Bradley, Sr., Kimball J. Bradley, Thomas L. Cassidy, W.R. Clerihue, Joseph C. Lawyer, Franklin Myers, and John G. Poole. If elected, these candidates would comprise the entire board of directors of Reunion Industries, and would hold office until their successors are duly elected and qualified at the next annual meeting of stockholders of Reunion Industries or until they earlier die, resign or are removed from office in accordance with applicable law. The persons listed as "Nominees" in the table below comprise the entire board of directors of Reunion Industries as of the date of this proxy statement.

Nominees

  Each of the eight persons nominated for election at the annual meeting currently is a director of Reunion Industries. Each of the nominees has previously been elected by the stockholders. Mr. Charles Bradley is the father of Mr. Kimball Bradley. Reunion Industries knows of no other family relationships between any director, executive officer or nominee and any other director, executive officer or nominee. There are no arrangements or understandings between any nominee for director and any other person pursuant to which such person was selected as a nominee.

                                                                        Director
Name                     Principal Position with Reunion Industries Age  Since
----                     ------------------------------------------ --- --------
Thomas N.
 Amonett(1)(2)..........         Director                            57   1992
Charles E. Bradley,
 Sr.....................         Director, Chairman & CEO            71   1995
Kimball J. Bradley......         Director, President & COO           35   2000
Thomas L. Cassidy(1)....         Director                            72   1995
W. R. Clerihue(1)(2)....         Director                            77   1996
Joseph C. Lawyer........         Director and Vice Chairman          55   2000
Franklin Myers(2).......         Director                            48   1995(3)
John G. Poole...........         Director                            58   1996

------
(1)  Member, Compensation Committee of the Board of Directors

(2)  Member, Audit Committee of the Board of Directors

(3) Prior to his reappointment in October 1995, Mr. Myers was a Director of Reunion Industries from July 1992 to June 1995.

  Thomas N. Amonett has served as a director of Reunion Industries since July 1, 1992 and served as the President and Chief Executive Officer of Reunion Industries from July 1, 1992 until October 26, 1995. Mr. Amonett also served as the President of the Reunion Energy Company, then a wholly-owned subsidiary of Reunion Industries in the oil and gas operating business, from July 1, 1992 until May 24, 1996. Mr. Amonett is President and Chief Executive Officer of Champion Technologies, Inc., a manufacturer and distributor of specialty chemicals and related services, primarily to the oil and gas industry. From November 1998 to June 1999, Mr. Amonett was President, Chief Executive Officer and a director of American Residential Services, Inc., a company providing equipment and services relating to residential heating, ventilating, air conditioning, plumbing, electrical and indoor air quality systems and appliances. From July, 1996 until June, 1997, Mr. Amonett was Interim President and Chief Executive Officer of Weatherford Enterra, Inc., an energy services and manufacturing company. Prior to his affiliation with Reunion Industries, he was engaged in the practice of law with Fulbright & Jaworski in Houston, Texas, where he was of counsel for more than five years. Mr. Amonett serves as a director of Petro Corp. Incorporated, a Houston-based oil and gas company, and ITEQ, Inc., a provider of manufactured equipment, engineered systems and services used in the processing, treatment, storage and movement of gases and liquids.

 Charles E. Bradley, Sr. became a director of Reunion Industries on June 20, 1995 and was appointed President and Chief Executive Officer of Reunion Industries on October 26, 1995. He became Chairman effective March 16, 2000. Mr. Bradley was a co-founder of Stanwich Partners, Inc. ("Stanwich Partners") in 1982 and has served as its President since that time. Stanwich Partners is a private investment company. Mr. Bradley was a director of Chatwins Group, Inc. ("Chatwins Group") from 1986 until its merger with Reunion Industries on March 16, 2000 and was Chairman of the Board of Chatwins Group from 1988 until the merger. Mr. Bradley is Chairman and a director of Consumer Portfolio Services, Inc. ("CPS"), engaged in the business of purchasing, selling and servicing retail automobile installment sales contracts and Chairman, CEO and a director of NAB Asset Corporation, engaged in mortgage and construction lending. Mr. Bradley is currently the sole director and President of DeVlieg-Bullard, Inc. ("DBI"), an inactive company, President, acting Chief Financial Officer and a director of Sanitas, Inc., an inactive company, and President, acting Chief Financial Officer and a director of Texon Energy Corporation, an inactive company. Mr. Bradley was chairman of the board of directors of DBI when, on July 15, 1999, it filed a voluntary petition in the United States Bankruptcy Court for the Northern District of Ohio for reorganization under Chapter 11 of the United States Bankruptcy Code. Mr. Bradley is the father of Kimball J. Bradley.

  Kimball J. Bradley became President and Chief Operating Officer of Reunion Industries effective May 1, 2000. Mr. Bradley was Executive Vice President of Operations of Reunion Industries following the Chatwins Group merger and was a Senior Vice President of Chatwins Group from August 1998 until the merger and a Vice President of Chatwins Group from January 1996 to August 1998. From November 1995 until August 1998, Mr. Bradley was President of the Auto-Lok division of Chatwins Group, having served as acting President of Auto-Lok beginning in August 1995. Prior to assuming that position, Mr. Bradley managed various special projects at Chatwins Group's corporate office beginning in November 1993 and at Chatwins Group's CP Industries division from February 1993 to November 1993. Mr. Bradley was employed by Metalsource, a company engaged in the steel service center business, from 1990 to 1993, completing the executive training program and holding various sales and purchasing positions. Mr. Bradley is the son of Charles E. Bradley, Sr.

  Thomas L. Cassidy became a director of Reunion Industries on June 20, 1995. Mr. Cassidy was a Managing Director of Trust Company of the West, an investment management firm, from 1984 until his retirement in 1999. He is a Partner of TCW Capital, an affiliate of Trust Company of the West. Mr. Cassidy was a director of Chatwins Group from March 1993 to June 1997.

  W. R. Clerihue became a director of Reunion Industries in December 1996. Mr. Clerihue was Chairman of the Board of Directors of Spartech Corporation from October 1991 to March 1999 and continues as a director.

  Joseph C. Lawyer became Vice Chairman of Reunion Industries effective May 1, 2000. Mr. Lawyer was President and Chief Operating Officer of Reunion Industries following the Chatwins Group merger and was President, Chief Executive Officer and a director of Chatwins Group from 1988 until the merger. Prior to purchasing CP Industries, Inc., the corporate predecessor of Chatwins Group's CP Industries division, with Stanwich Partners in 1986, Mr. Lawyer was General Manager of USX's Specialty Steel Products division, where he was employed for over 17 years. Mr. Lawyer is a director of Respironics, Inc., a company engaged in design, manufacture and sale of home and hospital respiratory medical products.

  Franklin Myers served as a director of Reunion Industries from July 1, 1992 until June 20, 1995, when he resigned contemporaneously with the sale of 1,450,000 shares of Reunion Industries' common stock by Parkdale Holdings Corporation N.V. to Chatwins Group. Mr. Myers was reappointed as a director of Reunion Industries on October 26, 1995. Mr. Myers is President of Cooper Energy Services, Inc., a manufacturer of gas compression equipment, a subsidiary of Cooper Cameron Corporation. From 1995 to 1999, Mr. Myers was Senior Vice President, General Counsel and Secretary of Cooper Cameron Corporation, an oil field manufacturing company. Prior thereto he was Senior Vice President and General Counsel of Baker Hughes Incorporated, an international oil field service and equipment company, for more than six years. Mr. Myers is also a director of Metals USA, Inc., a steel distributor.

  John G. Poole became a director of Reunion Industries on April 19, 1996. Mr. Poole was a co-founder of Stanwich Partners with Charles E. Bradley, Sr. in 1982 and has served as Stanwich Partner's Vice President since that time. Mr. Poole was a director of Chatwins Group from 1988 until the merger, and is also a director of CPS and Sanitas, Inc.

  The Board of Directors recommends a vote for all nominees for the board of directors.

Board and Committee Activity

  During 2000, the board held four regularly or specially scheduled meetings. The compensation committee of the board held two meetings during 2000 and the audit committee held five meetings. Mr. Amonett was absent from one board meeting and one audit committee meeting. Mr. Clerihue was absent from one board meeting, one compensation committee meeting and one audit committee meeting. Each of the remaining directors attended all of the meetings of the board and of each committee on which he served during his respective tenure in 2000. Mr. Kimball Bradley and Mr. Lawyer were elected to the board in March 2000.

  Reunion Industries' operations are managed under the broad supervision and direction of the board of directors, which has the ultimate responsibility for the establishment and implementation of Reunion Industries' general operating philosophy, objectives, goals and policies. Pursuant to delegated authority, certain board functions may be discharged by one or more standing committees of the board.

  The compensation committee, comprised of Messrs. Amonett, Cassidy and Clerihue (chairman), is responsible for the formulation and adoption of all executive compensation, benefit and insurance programs, subject to full board approval where legally required or in those instances where the underlying benefit philosophy might be at variance with preexisting board policies. The compensation committee also supervises the administration of all executive compensation and benefit programs, including the establishment of any specific criteria against which all annual performance based benefits are to be measured.

  The audit committee, comprised of Messrs. Amonett, Clerihue and Myers (chairman), assists the board in assuring that the accounting and reporting practices of Reunion Industries are in accordance with all applicable requirements. The audit committee reviews with the auditors the scope of the proposed audit work and meets with the auditors to discuss matters pertaining to the audit and any other matter which the committee or the auditors may wish to discuss. In addition, the audit committee would recommend the appointment of new auditors to the board of directors if future circumstances were to indicate that such action is desirable.

  The board of directors does not maintain executive or nominating committees. Stockholders who may wish to suggest individuals for possible future consideration for board positions should direct recommendations to the board of directors at Reunion Industries' principal offices.

Director Compensation

  Directors not otherwise compensated by Reunion Industries receive annual retainers of $18,000 for service on the board and $500 for each board or committee meeting attended. Compensation paid to nonemployee directors during 2000 for service in all board capacities aggregated $100,000. Directors are reimbursed for the actual cost of any travel expenses incurred. Additionally, nonemployee directors of Reunion Industries are eligible for awards under the 1998 Stock Option Plan. During 2000, each of Messrs. Amonett, Cassidy, Clerihue, Myers and Poole were granted options to purchase 10,000 shares of common stock at $3.00 per share and options to purchase 9,000 shares of common stock at $1.00 per share. All options were granted at 100% of the market price at time of grant, and expire ten years after the date of grant. Options granted to Messrs. Charles Bradley, Kimball Bradley and Lawyer are included in "Management Information--Option Grants." Since the merger, Mr. Poole is compensated as an employee of Reunion Industries at a base rate of $60,000 per annum, and no longer is compensated as a nonemployee director of Reunion Industries.

Key Person Insurance

  As of June 29, 1994, Chatwins Group and Charles E. Bradley, Sr. agreed to a split-dollar life insurance arrangement. Pursuant to this arrangement, Chatwins Group agreed to maintain three universal type life policies on Mr. Bradley and his wife. Chatwins Group will be reimbursed for the premiums it pays for such policies from either the death benefit of the policies or their cash surrender value. Mr. Bradley agreed with Chatwins Group that if the policy proceeds are insufficient to reimburse Chatwins Group for the full amount of premiums paid, Mr. Bradley will pay the shortfall to Chatwins Group. This arrangement was assumed by Reunion Industries in connection with the merger. The annual premiums paid by the companies are included in the table of "Executive Compensation."

  As of October 24, 1994, Chatwins Group and Joseph C. Lawyer agreed to a split-dollar life insurance arrangement. Pursuant to this arrangement, Chatwins Group agreed to maintain a universal type life policy on Mr. Lawyer. Chatwins Group will be reimbursed for the premiums it pays for such policy from either the death benefit of the policy or its cash surrender value. Mr. Lawyer agreed with Chatwins Group that if the policy proceeds are insufficient to reimburse Chatwins Group for the full amount of premiums paid, Mr. Lawyer will pay the shortfall to Chatwins Group. This arrangement was assumed by Reunion Industries in connection with the merger. The annual premiums paid by the companies are included in the table of "Executive Compensation."

  As of December 12, 1995, Chatwins Group and John G. Poole agreed to a split-dollar life insurance arrangement. Pursuant to this arrangement, Chatwins Group agreed to maintain two universal type life policies on Mr. Poole. Chatwins Group will be reimbursed for the premiums it pays for these policies from either the death benefit of the policies or their cash surrender value. Mr. Poole agreed with Chatwins Group that if the policy proceeds are insufficient to reimburse Chatwins Group for the full amount of premiums paid, Mr. Poole will pay the shortfall to Chatwins Group. This arrangement was assumed by Reunion Industries in connection with the merger. The annual premiums paid by the companies totaled $110,846 in 2000.

                        PROPOSAL 2. INCREASE IN SHARES
              RESERVED FOR ISSUANCE UNDER 1998 STOCK OPTION PLAN

  The 1998 Stock Option Plan was approved by Reunion Industries' stockholders on August 4, 1998, and 600,000 shares of common stock were reserved for issuance under the plan at that time.

  In general, the plan provides additional incentives to selected key employees, non-employee directors and consultants of Reunion Industries. The purpose of the plan is to further the long-term stability and financial success of Reunion Industries by retaining key employees, directors and consultants who are able to contribute to the financial success of the company. Moreover, the board of directors believes that offering the key employees, directors and consultants of the company the opportunity to become owners of capital stock of Reunion Industries will help to align further their interests with those of Reunion Industries' stockholders generally. The board of directors believes that reserving additional shares for future grants will enable the company to continue to realize the benefits of these incentives for key individuals.

  As of April 2, 2001, there were options for 829,000 shares of common stock outstanding under the plan and under two plans adopted by predecessors to the company, the Buttes Gas & Oil Co. 1992 Nonqualified Stock Option Plan and the Reunion Resources Company 1993 Incentive Stock Plan. As of April 2, 2001, there were 40,000 additional shares of common stock reserved and available for future option grants.

  The board of directors recommends, and the stockholders are asked to approve, reserving an additional 600,000 shares of common stock for future grants of options under the 1998 Stock Option Plan. The additional 600,000 shares, together with the 869,000 shares already granted or available for grant, would represent approximately 9% of the outstanding shares of Reunion Industries if fully exercised.

  The Board of Directors recommends a vote for approval to reserve an additional 600,000 shares under the 1998 Stock Option Plan.

                      VOTE REQUIRED AND VOTING PROCEDURE

  The eight nominees for election as directors at the 2001 Annual Meeting of Stockholders who receive the greatest number of votes cast for election at the Annual Meeting of Stockholders shall be the duly elected directors upon completion of the vote tabulation at the meeting, provided a majority of the outstanding shares as of the record date, April 2, 2001, are present in person or by proxy at the meeting.

  The increase in the number of shares reserved for issuance under the 1998 Stock Option Plan will be approved by the affirmative vote of a majority of the votes cast at the 2001 Annual Meeting of Stockholders, provided a majority of the outstanding shares as of the record date are present in person or by proxy at the meeting.

  Votes will be tabulated by Registrar and Transfer Company, the transfer agent and registrar for Reunion Industries' common stock, and the results will be certified by an election inspector who is required to resolve impartially any interpretive questions as to the conduct of the vote. Under applicable provisions of Reunion Industries' bylaws, any proxy containing an abstention from voting or a broker nonvote will be sufficient to represent the shares at the meeting for purposes of determining whether a quorum is present, but will count neither as a vote for nor against any nominee with respect to whom the holder has abstained from voting.

  Management of Reunion Industries believes that all of the shares of common stock to be voted by directors and executive officers and by KSB Acquisition Corp., Hanna Investment Corporation and Stanwich Financial Services Corp., aggregating 11,098,512 shares as of April 2, 2001, or approximately 72.8% of the issued and outstanding common stock (see "Ownership Information--Security Ownership of Certain Beneficial Owners and Management"), will be voted in favor of the election of each of the director nominees and in favor of the increase in the number of shares reserved for issuance under the 1998 Stock Option Plan.

                            MANAGEMENT INFORMATION

Executive Officers

  The following individuals serve as our executive officers:

Name                     Age Position
----                     --- --------
Charles E. Bradley,
 Sr.....................  71 Director, Chairman and Chief Executive Officer
Joseph C. Lawyer........  55 Director and Vice Chairman
Kimball J. Bradley......  35 Director, President and Chief Operating Officer
Richard L. Evans........  48 Executive Vice President of Administration and Secretary
John M. Froehlich.......  58 Executive Vice President of Finance and Chief Financial Officer

  The business experience of Charles E. Bradley, Sr., Kimball J. Bradley and Joseph C. Lawyer is described above in the section entitled "Election of Directors--Nominees."

  Richard L. Evans joined Reunion Industries as Executive Vice President and Chief Financial Officer in October 1995. He was appointed Secretary of Reunion Industries in December 1995. He became Executive Vice President of Administration on March 16, 2000. Mr. Evans is also a Vice President of Stanwich Financial Services Corp., which provides acquisition financing, makes equity investments and makes structured settlement payments. From May 1993 to September 1995, he was Controller of Terex Corporation, a capital goods manufacturer. From October 1989 to May 1993, Mr. Evans was Controller of Stanwich Partners.

  John M. Froehlich became Executive Vice President of Finance and Chief Financial Officer of Reunion Industries on March 16, 2000. He was a Vice President of Chatwins Group from 1989 until the merger of Chatwins Group and Reunion Industries on March 16, 2000 and its Chief Financial Officer and Treasurer from 1988 until the merger.

Executive Compensation

  Reunion Industries merged with Chatwins Group on March 16, 2000. This merger is described below in the section "Other Information--Certain Relationships and Related Transactions--Chatwins Group Merger".

  The following table reflects all forms of compensation for services to Reunion Industries or Chatwins Group by our executive officers for the last three completed fiscal years.

                          Summary Compensation Table

                                                              Long-Term
                                                             Compensation
                                   Annual Compensation          Shares
                              ------------------------------  Underlying
Name and                                        Other Annual    Stock      All Other
PrincipalPosition        Year  Salary  Bonus(1) Compensation   Options    Compensation
-----------------        ---- -------- -------- ------------ ------------ ------------
Charles E. Bradley,
 Sr. ................... 2000 $337,518 $     0      $ 0         45,000      $355,375(2)
 Chairman and Chief      1999  250,000       0        0              0       344,688(2)
 Executive Officer       1998  250,000       0        0         75,000       345,991(2)

Joseph C. Lawyer........ 2000  370,552       0        0                       50,173(3)
 Vice Chairman           1999  410,166       0        0        45,0000        50,173(3)
                         1998  427,316  65,000        0              0        75,363(3)

Kimball J. Bradley...... 2000  291,988 150,000        0         45,000        13,000(4)
 President and Chief     1999  200,000 240,000        0              0        13,000(4)
 Operating Officer       1998  141,661  25,000        0              0         9,208(4)

Richard L. Evans........
 Executive Vice
 President of            2000  147,755  50,000        0         19,000         3,553(5)
 Administration and      1999  175,000  30,000        0              0         1,452(5)
 Secretary               1998  165,000  15,000        0         20,000         1,408(5)

John M. Froehlich.......
 Executive Vice
 President of Finance    2000  164,267  50,000        0         39,000        12,928(6)
 and Chief Financial     1999  158,765  50,000        0              0        12,938(6)
 Officer                 1998  145,184  50,000        0              0        12,210(6)

------
(1) Amounts shown for bonuses are amounts earned for the period shown, although such bonuses are generally paid in the subsequent year.

(2) Includes premiums paid by Reunion Industries and Chatwins Group for life insurance for the benefit of Mr. Bradley of $355,375 in 2000, $344,688 in 1999 and $345,991 in 1998.

(3) Includes 401(k) matching payments of $5,000, $5,000 and $4,950 in 2000, 1999 and 1998, respectively; premiums paid by Chatwins Group for life insurance for the benefit of Mr. Lawyer of $37,173 in 2000, $37,173 in 1999 and $62,413 in 1998, respectively; and payments under the Chatwins Group, Inc. Money Purchase Pension Plan of $8,000 in each of 2000, 1999 and 1998.

(4) Includes 401(k) matching payments of $5,000, $5,000 and $2,125 in 2000, 1999 and 1998, respectively; and payments under the Chatwins Group, Inc. Money Purchase Pension Plan of $8,000, $8,000 and, $7,083 in 2000, 1999 and 1998, respectively.

(5) Includes 401(k) matching payments of $3,553, $1,452 and $1,408 in 2000, 1999 and 1998.

(6) Includes 401(k) matching payments of $4,928, $5,000 and $4,950 in 2000, 1999 and 1998, respectively; and payments under the Chatwins Group, Inc. Money Purchase Plan of $8,000, $7,938 and $7,260 in 2000, 1999 and 1998,
     respectively.

Option Grants

  The following table sets forth information with respect to the options to purchase shares of common stock granted under all stock option plans to the named executive officers in the year ended December 31, 2000.

                       Option Grants in Last Fiscal Year

                                                                             Potential
                                                                            Realizable
                                                                             Value At
                                                                              Assumed
                                                                          Annual Rates of
                         Number of    Percent of                            Stock Price
                         Securities  Total Options                         Appreciation
                         Underlying   Granted to   Exercise or            for Option Term
                          Options    Employees in  Base Price  Expiration ---------------
       Name               Granted     Fiscal Year   ($/Share)     Date     5%($)  20%($)
       ----              ----------  ------------- ----------- ---------- ------- -------
Charles E. Bradley,
 Sr.....................   25,000(1)      3.8%        $3.00    3/16/2010  $47,166 194,533
Charles E. Bradley,
 Sr.....................   20,000(2)      3.0%        $1.00    6/14/2010   12,579  51,874
Joseph C. Lawyer........   25,000(1)      3.8%        $3.00    3/16/2010   47,166 194,533
Joseph C. Lawyer........   20,000(2)      3.0%        $1.00    6/14/2010   12,579  51,874
Kimball J. Bradley......   25,000(1)      3.8%        $3.30    3/16/2005   13,221 120,789
Kimball J. Bradley......   20,000(2)      3.0%        $1.10    6/14/2005    3,527  32,210
Richard L. Evans........   10,000(1)      1.5%        $3.00    3/16/2010   18,866  77,813
Richard L. Evans........    9,000(2)      1.4%        $1.00    6/14/2010    5,660  23,345
John M. Froehlich.......   20,000(1)      3.0%        $3.00    3/16/2010   37,734 155,625
John M. Froehlich.......   19,000(2)      2.9%        $1.00    6/14/2010   11,951  49,282

------
(1) Exercisable 1/3 currently, 1/3 March 16, 2001 and 1/3 March 16, 2002.

(2) Exercisable 1/3 currently, 1/3 June 14, 2001 and 1/3 June 14, 2002.

Option Exercises and Year-End Values

  The following table sets forth information with respect to the exercise of options during the year ended December 31, 2000, and the unexercised options to purchase shares of common stock granted under all stock option plans to the named executive officers and held by them at December 31, 2000:

  Aggregated Option Exercised in Last Fiscal Year and Fiscal Year-End Option
                                    Values

                                                   Number of Securities                Value of Unexercised
                          Number of           Underlying Unexercised Options           In-the-Money Options
                           Shares                  at December 31, 2000              at December 31, 2000 (1)
                         Acquired on  Value   -----------------------------------    -------------------------
          Name            Exercise   Realized  Exercisable        Unexercisable      Exercisable Unexercisable
          ----           ----------- -------- ---------------    ----------------    ----------- -------------
Charles E. Bradley,
 Sr.....................       0       $ 0               56,401              63,599    $2,500       $5,000
Joseph C. Lawyer........       0         0               15,001              29,999     2,500        5,000
Kimball J. Bradley......       0         0               15,001              29,999     1,833        3,667
Richard L. Evans........       0         0               66,334              12,666     1,125        2,250
John M. Froehlich.......       0         0               13,001              25,999     2,375        4,750

------
(1) The closing sales price of the common stock on the American Stock Exchange on December 31, 2000 was $1.375.

Compensation Committee Report

  The compensation committee of the board of directors has furnished the following report on executive compensation for 2000:

  The board of directors pursues a philosophy of seeking to improve Reunion Industries' performance and to maximize shareholder value by, among other things, relating executive compensation and stock-based benefits to Reunion Industries' performance. In general, executive financial rewards may be segregated into the following significant components: base compensation, bonus, and stock option and other benefit plans.

  Base compensation for senior executives is intended to be competitive with that paid on comparably situated companies, but with a reasonable degree of financial security and flexibility afforded to those individuals who are regarded by the board of directors as acceptably discharging the levels and types of responsibility implicit in the various senior executive positions. While the committee's principal concern is with establishing compensation programs and setting executive compensation at levels which are somewhat reflective of those prevailing for similar executive positions, no comparability studies were conducted for executive salaries to be paid in 2000.

  Under the supervision of the compensation committee, annual bonuses reflect a policy of requiring a specified level of company performance for the year before any bonuses are earned by senior executives, with bonuses for achieving higher levels of performance directly related to the level achieved. In setting performance criteria, the committee will consider the total compensation payable or potentially available to the chief executive and other executives officers. While the development of any business necessarily involves numerous factors, the board's primary emphasis will be on encouraging management to increase Reunion Industries' net assets and cash flow, and in certain instances, rationalization of certain company businesses or assets. The compensation committee did not participate in the determination of compensation for Chatwins Group employees prior to the merger.

  The board of directors believes that properly designed and administered long-term, stock-based incentives for senior executives closely align the executives' economic interest with those of stockholders and provide a direct and continuing focus upon the goal of constantly striving to maximize stockholder value. The compensation committee intends, with any necessary concurrence of the board of directors, to continue to consider alternate forms of stock-based incentives designed to achieve the maximum possible performance based benefit to all senior executives at the least possible cost and the greatest attainable economic efficiency to Reunion Industries, with such benefits designed as nearly as practicable to directly align the economic interests of professional managers with those of Reunion Industries' stockholders.

  Pursuant to applicable rules of the Securities and Exchange Commission, as of April 2, 2001, members of the compensation committee are deemed to own beneficially an aggregate of 131,244 shares, or less than 1% of Reunion Industries' outstanding common stock. See "Ownership Information--Security Ownership of Certain Beneficial Owners and Management".

                                          The Compensation Committee
                                          W.R. Clerihue, Chairman
                                          Thomas N. Amonett
                                          Thomas L. Cassidy

                             OWNERSHIP INFORMATION

Security Ownership of Certain Beneficial Owners and Management

  Reunion Industries has 15,235,624 shares of common stock outstanding as of April 2, 2001. The following table sets forth information regarding the beneficial ownership of our common stock by (i) each stockholder known to us to own 5% or more of our common stock, (ii) each director of Reunion Industries, (iii) each of the chief executive officer and the other named executives, and (iv) all current directors and executive officers as a group. Except as set forth in the footnotes to the following table, each stockholder has sole dispositive and voting power with respect to the shares of our common stock shown as owned by him.

                                                                      % of
                                                 Shares            Outstanding
Beneficial Owner                                 Owned               Shares
----------------                               ----------          -----------
The Bradley Family Limited Partnership........  4,506,827             29.6%
Charles E. Bradley, Sr. ......................  7,503,397(1)(2)(3)    49.0%
Kimball J. Bradley............................  5,340,284(1)(4)       35.0%
John G. Poole and the Poole Family Limited
 Partnership..................................  2,179,755(5)          14.3%
Stanwich Financial Services Corp. ............  1,651,697             10.8%
KSB Acquisition Corp. ........................    968,685              6.4%
Thomas N. Amonett.............................     58,667(6)           0.4%
Thomas L. Cassidy.............................     42,910(6)           0.3%
W.R. Clerihue.................................     29,667(6)           0.2%
Joseph C. Lawyer..............................    623,556(7)           4.1%
Franklin Myers................................     44,667(6)           0.3%
Richard L. Evans..............................     90,667(8)           0.6%
John M. Froehlich.............................     29,641(9)           0.2%
All Officers and Directors as a group (10
 individuals)................................. 11,436,384(10)         73.4%

------
(1) Includes 4,506,827 shares of common stock beneficially owned by The Bradley Family Limited Partnership. The Bradley Family Limited Partnership was established by Charles E. Bradley, Sr. in May 1998 for estate planning purposes and Charles E. Bradley, Sr. owns 1% as general partner and 27% as a limited partner. The Bradley Family Limited Partnership has designated Mr. Kimball J. Bradley to vote these shares on its behalf. Pursuant to Rule 13d-3, Mr. Charles E. Bradley, Sr. may be deemed to be the beneficial owner of these shares with dispositive power with respect thereto, and Mr. Kimball J. Bradley may be deemed to be the beneficial owner of these shares with voting power with respect thereto.

(2) Includes 1,651,697 shares owned by Stanwich Financial Services Corp. Mr. Bradley owns 100% of the parent company of Stanwich Financial Services Corp., and may be deemed to be the beneficial owner of these shares. Includes 968,685 shares owned by KSB Acquisition Corp. and 232,783 shares owned by Hanna Investment Corporation. Mr. Bradley is the controlling stockholder of the parent company of these companies and may be deemed to be the beneficial owner of these shares.

(3) Includes currently exercisable options to purchase 78,534 shares of common stock.

(4) Includes currently exercisable options to purchase 23,334 shares of common stock.

(5) Includes 1,446,604 shares owned by the John Grier Poole Family Limited Partnership established by Mr. Poole in 1995 for estate planning purposes, and of which Mr. Poole owns 1% and is the sole general partner. Pursuant to Rule 13d-3, Mr. Poole may be deemed to be the beneficial owner of these shares, with sole voting and dispositive power with respect thereto. Also includes 134,854 shares as to which Mr. Poole has voting rights, but not dispositive rights. Pursuant to Rule 13d-3, Mr. Poole may be deemed to be the beneficial owner of these shares, with sole voting rights with respect thereto. Also includes currently exercisable options to purchase 24,667 shares of common stock.

(6) Includes currently exercisable options to purchase 24,667 shares of common stock.

(7) Includes 3,567 shares beneficially owned by Mr. Lawyer's wife. Mr. Lawyer may be deemed to be the beneficial owner of these shares. Includes currently exercisable options to purchase 23,334 shares of common stock.

(8) Includes currently exercisable options to purchase 69,667 shares of common stock.

(9) Includes currently exercisable options to purchase 19,668 shares of common stock.

(10) Includes currently exercisable options to purchase an aggregate of 337,872 shares of common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Reunion Industries' directors and officers and persons who own beneficially more than 10% of the common stock of Reunion Industries to file with the Securities and Exchange Commission and the American Stock Exchange initial reports of beneficial ownership and reports of changes in beneficial ownership of the common stock of Reunion Industries. Directors, officers and persons owning more than 10% of the common stock of Reunion Industries are required to furnish Reunion Industries with copies of all such reports. Based solely on Reunion Industries' review of the copies of such forms it has received and representations from certain persons that they were not required to file reports on Form 5 for 2000, Reunion Industries believes that all its officers, directors and greater than 10% beneficial owners complied with all filing requirements applicable to them with respect to transactions during 2000.

                                  INFORMATION

Common Stock Performance Graph

  The following graph illustrates the yearly percentage change in the cumulative total stockholder return on Reunion Industries' common stock, compared with the cumulative total return on the American Stock Exchange Composite Index and the Industrial Equipment and Components Index published by Media General Financial Services, Inc.:

                                    [GRAPH]

                          Five Year Total Return (1)


                                                Fiscal Year Ending
                                     -----------------------------------------
Company                               1995   1996   1997   1998   1999   2000
-------                              ------ ------ ------ ------ ------ ------
Reunion Industries, Inc............. 100.00  80.00 103.75  55.00  34.06  27.50
American Stock Exchange Composite
 Index(2)........................... 100.00 105.52 126.97 125.25 156.15 154.23
Industrial Equipment and Components
 Index(2)........................... 100.02 118.51 167.18 151.96 163.55 170.01

------
(1) Tabular data assumes that the value of the investment in Reunion Industries' common stock and each index was $100 at January 1, 1996 and that all dividends, if any, were reinvested.

(2) Index provided by Media General Financial Services, Inc.

Certain Relationships and Related Transactions

 Chatwins Group Merger

  At December 31, 1999, Chatwins Group owned 1,450,000 shares, or approximately 37%, of Reunion Industries' common stock. On March 16, 2000, Reunion Industries completed a merger with Chatwins Group. The merger was approved by Reunion Industries' Board of Directors in July 1999 and by its stockholders in December 1999, subject to certain conditions, including the completion of a refinancing that would retire certain debt and provide adequate working capital after the merger. Reunion Industries entered into credit facilities with Bank of America and others simultaneously with the merger.

  To complete the merger, Reunion Industries issued 9,499,994 shares of common stock to holders of Chatwins Group's common stock. Cash was paid in lieu of issuing fractional shares. The 1,450,000 shares of Reunion Industries' common stock previously owned by Chatwins Group were retired in the merger. As a result of the merger, the Chatwins Group stockholders owned approximately 79% of Reunion Industries' common stock. The merger agreement also provides that up to an additional 500,000 shares of Reunion Industries common stock will be issued to the former Chatwins Group stockholders if the former Chatwins Group businesses and the acquired Kingway business achieve specified performance levels in 2000. Final determination of the number of shares to be issued will be made by the board of directors at its meeting scheduled on May 15, 2001.

  Charles E. Bradley, Sr. was the Chairman and a director of Chatwins Group and the beneficial owner of approximately 47% of the outstanding common stock of Chatwins Group. Kimball J. Bradley was Senior Vice President of Chatwins Group and the beneficial owner of approximately 8% of the outstanding stock of Chatwins Group. John G. Poole was a director of Chatwins Group and the beneficial owner of approximately 15% of the outstanding common stock of Chatwins Group.

 Kingway Acquisition

  Reunion Industries also acquired Stanwich Acquisition Corp. ("SAC," d/b/a Kingway Material Handling Company, "Kingway") on March 16, 2000. Kingway manufactures gravity flow storage racks and computer-assisted picking systems, primarily for warehouse material handling applications. Mr. C. Bradley, Mr. K. Bradley and Richard L. Evans were officers and directors of Kingway and owned 42.5%, 42.5% and 15%, respectively, of Kingway's common stock. Reunion Industries paid $100,000 for the Kingway common stock and issued 5,000 shares of Series B 15% preferred stock in exchange for Kingway's 15% preferred stock held by Stanwich Financial Services Corp.

 Conversion of Preferred Stock

  On June 14, 2000, Reunion Industries' board of directors approved the exchange of its Series A and Series B preferred stocks for 3,245,515 shares of common stock at an exchange price of $5.00 per share. The closing price of the common stock was $1.00 on that date. The Series A and Series B preferred stocks were issued in connection with the March 16, 2000 merger with Chatwins Group and acquisition of Kingway, and had an aggregate liquidation value of $16.2 million.

  As a result of the conversion and related transactions, Stanwich Financial Services Corp. received 1,393,750 shares of common stock, KSB Acquisition Corp. received 968,685 shares, Hanna Investment Corporation received 289,450 shares, Mr. Poole received 573,630 shares, and Mr. Evans and another individual received 10,000 shares each. Mr. C. Bradley is the president, sole director and controlling stockholder of Stanwich Financial Services Corp., KSB Acquisition Corp. and Hanna Investment Corporation.

 Naptech Acquisition

  On January 17, 2001, Reunion Industries acquired the common stock of NPS Acquisition Corp. ("NPSAC") from Mr. C. Bradley for $10,000. NPSAC was formed by Mr. C. Bradley to acquire and hold

NAPTech Pressure Systems ("NAPTech"). NAPTech is based in Clearfield, Utah and manufactures seamless steel pressure vessels, an existing Reunion Industries product line.

 Other Affiliate Transactions

The Parties and Relationships

  Stanwich Partners, Inc. ("Stanwich Partners") is engaged in consulting services in the field of financial planning and reporting. Mr. C. Bradley and Mr. Poole are the principals of Stanwich Partners.

  Stanwich Financial Services Corp. ("SFSC") is a privately held corporation primarily engaged in the business of providing acquisition financing, equity investing and making structured settlement payments. Mr. C. Bradley owns 100% of the parent company of SFSC. Mr. Evans is an officer of SFSC.

  CPS Leasing, Inc. ("CPSL") is a subsidiary of Consumer Portfolio Services, Inc. ("CPS"). Mr. C. Bradley and Mr. Poole are directors and stockholders of CPS. Charles E. Bradley Jr., Mr. C. Bradley's son, is President of CPS. CPSL is primarily engaged in machinery and equipment lease financing.

  Butler Air, Inc. ("Butler") is a wholly owned subsidiary of Stanwich Aviation Company, Inc. ("Stanwich Aviation"). Butler provides charter flight services. Mr. C. Bradley is a director of Butler and the owner of 65% of Stanwich Aviation.

The Transactions and Balances

  Stanwich Partners Consulting Agreement--Reunion Industries, and Chatwins Group prior to the merger, have maintained various consulting agreements with Stanwich Partners under which $300,000 was recorded as expense during 2000. The consulting agreement expires on March 31, 2003 unless terminated by Stanwich Partners with 30 days' notice. Annual payments are permitted on this agreement as long as the Company meets an interest coverage ratio of at least 1.5 to 1 for the prior four full fiscal quarters. All amounts owed to Stanwich Partners from the Company have been paid including $20,000 prepaid as of December 31, 2000.

  Stanwich Partners Sublease--The Company subleases from Stanwich Partners approximately 1,500 square feet of office space in Stamford, Connecticut for administrative purposes. During 2000, the Company paid Stanwich Partners approximately $33,000 under this sublease. The Company believes that the terms of this sublease are comparable to those available from third parties.

  SFSC Revolving Credit Facility--In November 1997, SFSC provided SAC with a revolving credit facility. At the time of the Chatwins Group merger and acquisition of Kingway, SFSC was paid $1,116,000 including interest under this loan from refinancing proceeds. The Company assumed the remaining balance. During 2000, $571,000 of interest was paid to SFSC, including $137,000 by SAC prior to the merger and including $75,000 prepaid at December 31, 2000. The balance outstanding under this facility at December 31, 2000 was $2,998,000. This indebtedness is subordinated to Reunion Industries' indebtedness to Bank of America.

  SFSC Note--Reunion Industries owes SFSC $1,017,000 under a note, which bears interest at 11%. This note was assigned to SFSC in September 2000 by Mr. C. Bradley, who acquired it in 1996 from the former owner of a business in connection with Reunion Industries' acquisition of that business. During 2000, Reunion Industries paid interest of $84,000 to Mr. C. Bradley and $28,000 to SFSC. This note is subordinated to Reunion Industries' indebtedness to Bank of America.

  SFSC Note Receivable--In August 1999, pre-merger Reunion Industries loaned $310,000 to SFSC. The loan was scheduled to be repaid in December 1999 with interest at 15%. In December 1999, the Company agreed to extend the maturity to March 2000 and loaned an additional $40,000 to SFSC also with interest at 15% which was repaid in March 2000. The remaining balance including accrued and unpaid interest due from SFSC at December 31, 2000 is $372,000.

  SFSC Collateral Fee--At the time of the merger and essential to the closing of the Bank of America refinancing, SFSC provided side collateral in the form of CPS debt and common stock to support the borrowings under the Bank of America credit facility. Under this arrangement, SFSC is to receive a 5% collateral fee for as long as the collateral is in place. Such collateral was in place from the time of the merger and remains in place. During 2000, the Reunion Industries recorded interest expense of $224,000 related to this arrangement.

  Kingway Services Agreement--Similar to Auto-Lok, Chatwins Group's storage rack and materials handling systems business prior to the merger, Kingway produced industrial and commercial storage racks and materials handling systems. In 1997, Kingway and Auto-Lok entered into a services agreement pursuant to which Kingway would utilize Auto-Lok's surplus capacity in exchange for fees approximately equal to Auto-Lok's costs of providing the surplus capacity. The integration of Kingway's business into Auto-Lok's facility took place primarily during the second quarter of 1998. During 2000, in the period prior to the merger and acquisition of Kingway, costs totaling $1,256,000 were charged to Kingway under this agreement.

  NAPTech Services Agreement--In August 1998, CP Industries ("CPI"), the pressure vessel division of pre-merger Chatwins Group, and NPSAC entered into a services agreement pursuant to which CPI would provide certain administrative services to NAPTech for cash fees approximately equal to the cost of providing such services. During 2000, net of non-cash services provided by NPSAC, costs, net of non-cash services provided by NPSAC, totaling $1,363,000 were charged to NPSAC under this agreement. At December 31, 2000, receivables totaling $2,356,000 were due from NPSAC.

  CPS Leasing, Inc.--Reunion Industries, and Chatwins Group prior to the merger, entered into various operating lease agreements with CPSL. During 2000, lease payments totaling $866,000 were paid to CPSL. At December 31, 2000, the Company has future minimum rental commitments under noncancellable operating leases with CPSL totaling $4,023,000.

  Butler Air--Reunion Industries, and Chatwins Group prior to the merger, entered into arrangements for flying services with Butler. Butler provides charter flight services for certain business travel by Reunion Industries' officers and employees at rates which the Company believes are comparable to those available from third parties. The Company pays a monthly fee of $5,000 which was credited against services used.

  Cash Surrender Value of Life Insurance Policies--The Company pays the premiums on life insurance policies covering Mr. C. Bradley, Mr. Poole and Mr. Joseph C. Lawyer, the Company's vice chairman and a director. Pursuant to these arrangements, the Company will be reimbursed for the premiums it pays for such policies from either the death benefit of the policies or their cash surrender value. The covered individuals have agreed with the Company that if the policy proceeds are insufficient to reimburse the Company for the full amount of the premiums paid, they will cover the shortfall. As of December 31, 2000, premiums paid by the Company in excess of the cash surrender values of the policies totaled $1,222,000.

Accountants

  PricewaterhouseCoopers LLP was selected by the audit committee of the board of directors to audit Reunion Industries' financial statements for the fiscal year ending December 31, 2000. Representatives of PricewaterhouseCoopers are expected to be present at the Annual Meeting of Stockholders on May 15, 2001 to respond to appropriate questions and to make a statement if they desire to do so.

Audit Fees

  Aggregate fees billed by PricewaterhouseCoopers LLP for audit and quarterly review services during 2000 were $230,000.

All Other Fees

  Additional fees totaling $94,000 were billed by PricewaterhouseCoopers during 2000 for tax services in connection with the sale of the Company's Irish subsidiary, consulting services in connection with an arbitration hearing and for services in connection with benefit plan audits. There were no fees for financial information systems design and implementation services. The audit committee considers PricewaterhouseCoopers LLP's provision of services detailed herein to be compatible with maintaining that firm's independence from the company.

Audit Committee Report

  The audit committee of the board of directors has furnished the following report on its activities during 2000:

  The audit committee consists of three of Reunion Industries' outside directors. The board of directors and the audit committee believe that the audit committee's membership satisfies the American Stock Exchange rules concerning audit committee membership, including the requirements that members be independent and have financial sophistication. The Board of Directors has adopted a formal written audit committee charter and the audit committee performs a review and reassessment of the adequacy of the charter on an annual basis.

  In accordance with its written charter (set forth in Appendix A to this proxy statement), the audit committee assists the board of directors in fulfilling its oversight responsibilities by reviewing the financial information that will be provided to the stockholders and others, the systems of internal controls, and all audit processes.

  In discharging its oversight responsibilities regarding the audit process, the audit committee:

  .  reviewed and discussed the audited financial statements with management;

  . discussed with the independent accountants the material required to be discussed by Statement on Auditing Standards No. 61, as may be amended or modified; and

  . reviewed the written disclosures and the letter from the independent accountants required by the Independence Standards Board's Standard No. 1, as may be modified or supplemented, and discussed with the independent accountants any relationships that may impact their objectivity and independence.

  Based upon the review and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in the company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as filed with the Securities and Exchange Commission.

                                          Members of the Audit Committee
                                          Franklin Myers, Chairman
                                          Thomas N. Amonett
                                          W.R. Clerihue

Limitation on Incorporation by Reference

  Notwithstanding any reference in prior or future filings of Reunion Industries with the Securities and Exchange Commission which purports to incorporate this proxy statement by reference into another filing, such incorporation shall not include any material included herein under the captions "Management Information--Compensation Committee Report", "Other Information--Common Stock Performance Graph" or "Other Information--Audit Committee Report".

Other Matters

  The Annual Report to Stockholders covering the year ended December 31, 2000 has been mailed with this proxy statement to each stockholder entitled to vote at the Annual Meeting. Copies of Reunion Industries' Annual Report on Form 10-K (excluding exhibits) for the fiscal year ended December 31, 2000, as filed with the Securities and Exchange Commission, will be furnished upon written request to stockholders who have not previously received a copy from Reunion Industries. In addition, Reunion Industries will furnish any exhibit to its Annual Report on Form 10-K upon written request and upon payment of a fee limited to Reunion Industries' reasonable expenses in furnishing such exhibit. Written requests may be directed to Richard L. Evans, Secretary, Reunion Industries, Inc., 11 Stanwix Street, Suite 1400, Pittsburgh, Pennsylvania 15222.

Deadline for Stockholder Proposals

  Although it has not yet determined a date for its 2002 annual meeting of stockholders, Reunion Industries intends to hold the meeting in early to mid 2002. Reunion Industries will inform stockholders of the date of the 2002 annual meeting in a future periodic report to be filed with the Securities and Exchange Commission. Proposals of stockholders of Reunion Industries intended to be presented at the 2002 annual meeting of stockholders must be received by the Secretary of Reunion Industries at 11 Stanwix Street, Pittsburgh, Pennsylvania 15222 a reasonable time before Reunion Industries begins to print and mail its proxy materials. If such proposals are in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, they will be included in the proxy statement and set forth on the form of proxy issued for the next annual meeting of stockholders.

  If a stockholder intends to present a proposal at the 2002 annual meeting of stockholders without seeking to include the proposal in Reunion Industries' proxy statement, management proxies will be entitled to use the discretionary voting authority that will be contained in the proxies for the 2002 annual meeting of stockholders to vote on the stockholder's proposal at the 2002 annual meeting of stockholders.

  The cost of soliciting proxies in the accompanying form will be borne by Reunion Industries.

  The persons designated as proxies to vote shares at the meeting intend to exercise their judgment in voting such shares on other matters that may properly come before the meeting. Management does not expect that any matters other than those referred to in this proxy statement will be presented for action at the meeting.

                                          By Order of the Board of Directors

                                          /s/ Richard L. Evans
                                          RICHARD L. EVANS
                                          Secretary

April 18, 2001

                                                                     APPENDIX A

                            AUDIT COMMITTEE CHARTER

  One committee of the board of directors will be known as the audit committee. Only independent directors will serve on the audit committee. An independent director is free of any relationship that could influence his or her judgment as a committee member. An independent director may not be associated with a major vendor to, or customer of, the company. When there is some doubt about independence, as when a member of the committee has a short-term consulting contract with a major customer, the director should recuse himself from any decisions that might be influenced by that relationship.

  The primary function of the audit committee is to assist the board in fulfilling its oversight responsibilities by reviewing the financial information that will be provided to the stockholders and others, the systems of internal controls management and the board of directors have established, and all audit processes.

General responsibilities

  1. The audit committee provides open avenues of communication between the independent accountant and the board of directors.

  2. The audit committee must report committee actions to the full board of directors and may make appropriate recommendations.

  3. The audit committee has the power to conduct or authorize investigations into matters within the committee's scope of responsibilities. The committee is authorized to retain independent counsel, accountants or others it needs to assist it in an investigation.

  4. The committee will meet at least four times each year; more frequently as circumstances require. The audit committee chairman has the power to call a committee meeting whenever he or she thinks there is a need. An audit committee member should not vote on any matter in which he or she is not independent. The committee may ask members of management or others to attend the meeting and is authorized to receive all pertinent information from management.

  5. The committee will do whatever else the law, the rules of the American Stock Exchange, the company's charter or bylaws or the board of directors require.

Responsibilities for engaging independent accountants

  1. The audit committee will select the independent accountants for company audits. The committee's selection is subject to approval by the full board of directors. The audit committee also will review and set any fees paid to the independent accountants and review and approve dismissal of the independent accountants. The independent accountant's ultimate accountability will be to the board of directors and the audit committee, as representatives of the stockholders, and these stockholder representatives will have ultimate authority and responsibility to select, evaluate, and, where appropriate, replace the independent accountant.

  2. The audit committee will confirm and assure the independence of the independent accountant, including a review of management consulting services provided by the independent accountant and the fees paid for them. The audit committee will receive from the independent accountants a formal written statement delineating all relationships between such accounting firm and the company, consistent with Independence Standards Board Standard 1, and the audit committee will actively engage in a dialogue with the independent accountant with respect to any disclosed relationships or services that may impact the objectivity and independence of such accounting firm and for taking, or recommending that the full board of directors take, appropriate action to oversee the independence of the independent accountant.

  3. The audit committee will ascertain that the independent accountant views the board of directors as its client, that it will be available to the full board of directors at least annually and that it will provide the committee with a timely analysis of significant financial reporting issues.

  4. The audit committee will consider, in consultation with the independent accountant, the audit scope and procedural plans made by the independent accountant.

  5. The audit committee will listen to management and the primary independent auditor if either thinks there might be a need to engage additional auditors. The audit committee will decide whether to engage an additional firm, and, if so, which one.

Responsibilities for reviewing the annual external audit and reviewing annual and quarterly financial statements

  1. The audit committee will ask management and the independent accountant about significant risks and exposures and will assess management's steps to minimize them.

  2. The audit committee will review the following with the independent accountant:

    1. The adequacy of the company's internal controls, including computerized information system controls and security.

    2. Any significant findings and recommendations made by the independent accountant, together with management's responses to them.

  3. Shortly after the annual examination is completed, the audit committee will review the following with management and the independent accountant:

    1. The company's annual financial statements and related footnotes.

    2. The independent accountant's audit of and report on the financial statements.

    3. The auditor's qualitative judgments about the appropriateness, not just the acceptability, of accounting principles and financial disclosures and how aggressive (or conservative) the accounting principles and underlying estimates are.

    4. Any serious difficulties or disputes with management encountered during the course of the audit.

    5. Anything else about the audit procedures or findings that Generally Accepted Auditing Standards require the auditors to discuss with the committee.

  4. The audit committee will review annual reports and other SEC filings and other published documents containing the company's financial statements and will consider whether the information in the filings is consistent with the information in the financial statements.

  5. The audit committee will prepare a report for inclusion in the annual proxy statement that describes the committee's composition and responsibilities and how the responsibilities were fulfilled.

  6. The audit committee will review the interim financial reports with management and the independent accountant before those interim reports are released to the public or filed with the SEC or other regulators.

Periodic responsibilities
  1. Review and update the committee's charter annually.

  2. Review legal and regulatory matters that may have a material effect on the organization's financial statements, compliance policies and programs and reports from regulators.

  3. Meet with the independent accountant and management in separate executive sessions to discuss any matters the committee or these groups believe should be discussed privately with the audit committee.

  4. Review policies and procedures covering officers' expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of those areas by the independent accountant.

                                REVOCABLE PROXY
                           REUNION INDUSTRIES, INC.

[X]  PLEASE MARK VOTES AS IN THIS EXAMPLE

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 15, 2001

The undersigned stockholder of Reunion Industries, Inc. (the "Company") hereby appoints Charlie F. Bradley, Sr., Kimball J. Bradley, or John G. Poole, or any of them, attorneys and proxies of the undersigned; each with full power of substitution, to vote on behalf of the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Company's offices, 11 Stanwix Street, Pittsburgh, Pennsylvania 15222, on Tuesday, May 15, 2001.

Please be sure to sign and date this Proxy in the box below.

---------------------------------
Date

---------------------------------
Stockholder sign above

---------------------------------
Co-holder (if any) sign above
                                                                   FOR ALL
1.   The election as directors (except as    FOR      WITHHOLD     EXCEPT
     indicated below) of all nominees.       [_]        [_]          [_]

                  THOMAS N. AMONETT          W.R. CLERIHUE
                  CHARLES E. BRADLEY, SR.    JOSEPH C. LAWYER
                  KIMBALL J. BRADLEY         FRANKLIN MYERS
                  THOMAS L. CASSIDY          JOHN G. POOLE

INSTRUCTIONS: to withhold authority to vote for any individual nominee, mark "For all Except" and write that nominee's name in the space provided below.

--------------------------------------------------------------------------------
                                                                   FOR ALL
2.   The reservation of an additional        FOR      WITHHOLD     EXCEPT
     600,000 shares of Reunion Industries    [_]        [_]          [_]
     Common Stock for issuance under the
     1998 Stock Option Plan.

3.   In their discretion, upon such other    [_]        [_]          [_]
     matters as may properly come before
     the meeting, hereby revoking any
     proxy or proxies heretofore given by
     the undersigned.

Please check box if you plan to attend the Annual Meeting.   [_]

The Board of Directors recommends a vote FOR each of the proposals set forth above; if no specification is made, the shares will be voted FOR such proposals.

The above signed hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished herewith.

Signatures should agree with name or names printed hereon. If stock is held in the name of more than one person, EACH joint owner should sign. Executors, administrators, trustees, guardians and attorneys should indicate the capacity in which they sign. Attorneys should submit powers of attorney.

--------------------------------------------------------------------------------
   Detach above card, sign, date and mail in postage paid envelope provided.

                           REUNION INDUSTRIES, INC.
--------------------------------------------------------------------------------

                              PLEASE ACT PROMPTLY
                    SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

---------------------------------

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